FOR IMMEDIATE RELEASE	NEWS

April 26, 2006	OTCBB: LFLT

KARSH + HAGAN NAMED ADVERTISING AGENCY OF RECORD
FOR LIFELINE THERAPEUTICS, INC.

DENVER, Colorado– Lifeline Therapeutics, Inc. (OTCBB: LFLT), maker of Protandim®, a patent-pending dietary supplement that increases the body’s natural antioxidant defenses, today announced that the Company has selected Karsh + Hagan Communications, Inc. to lead a full-scale national advertising campaign for Protandim®.

Karsh + Hagan’s advertising campaign will be part of Lifeline’s “Partnership in Wellness” marketing initiative, which will include a complete media and public relations program, as well as a brand development plan.

“We are delighted to be working with Karsh + Hagan, a prestigious advertising agency with proven results,” said Stephen K. Onody, Chief Executive Officer of Lifeline. “I believe the team’s creativity and strategic vision will propel our brand to a new level. They are in tune with our target consumers’ needs and lifestyles, and will work to ensure that our message resonates with the public.”

Karsh + Hagan has been charged with brand positioning and message development for Protandim®, including logo development, packaging design, product sales promotions, advertisement development and buying. The agency will work closely with LeGrand Hart, Lifeline Therapeutics’ public relations agency of record, to build the brand on a national level.

“Karsh + Hagan is proud to be working with Lifeline Therapeutics during this exciting time,” said Richard Platz, a Vice President at Karsh + Hagan. “The company’s approach to lifelong wellness is invigorating and we look forward to helping the company become the leader in the field of oxidative stress management and healthy aging.”

About Karsh + Hagan

Karsh + Hagan is Colorado’s premier full-service marketing/advertising agency, serving clients locally, regionally and nationally.  Karsh + Hagan’s clients include McDonald’s Co-ops in six states.  In addition to McDonald’s, Karsh + Hagan creates marketing and advertising for five Group Voyager brands (Globus); the Denver Newspaper Agency (Rocky Mountain News/Denver Post); the Denver Metro Convention & Visitors Bureau; the Colorado Lottery; the City of Deadwood, South Dakota; Steamboat Ski & Resort Corporation; Fiserv; Regis University; Pinnacle Bank Corporation; and Pinnacol Assurance. Karsh + Hagan is part of the TBWA Global Creative Community. For more information, visit www.karsh.com.

About Protandim®

Protandim® is a patent-pending dietary supplement that increases the body’s natural antioxidant protection. Oxidative stress (cell damage caused by free radicals) occurs as a person ages or is subjected to stresses such as certain illnesses. TBARS are harmful, reactive substances that indicate the level of oxidative stress in the body. New data from a scientific study in men and women show that after 30 days of taking Protandim®, the level of circulating TBARS decreased

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an average of 40 percent, and the age-related increase in TBARS was eliminated. Protandim® strengthens a person’s defenses against oxidative stress by increasing the body’s natural activity of antioxidant enzymes. For more information, please visit the Protandim® product web site at www.protandim.com.

About Lifeline Therapeutics, Inc.

Lifeline Therapeutics, Inc. markets Protandim®, a patent-pending dietary supplement that increases the body’s natural antioxidant protection. Lifeline Therapeutics is committed to helping people achieve health and wellness for life. For more information, please visit www.lifelinetherapeutics.com.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable common law. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences include the Company’s limited cash flow and the rapid development of technology, lack of liquidity for the Company’s common stock, working capital shortages, the length of time for scientific advances to reach the market (if they ever reach the market), among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in the Company’s filings with the Securities and Exchange Commission.

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CONTACTS:

Lifeline Therapeutics Inc.
Stephen K. Onody, CEO	Telephone:	720-488-1711
Gerald J. Houston, CFO	Fax:	303-565-8700

Media:
LeGrand Hart for Lifeline Therapeutics, Inc.
Erin Ragan or Hannah Shawcross	Telephone:	303-298-8470
Email: eragan@legrandhart.com
hshawcross@legrandhart.com